Exhibit 99.1

PRESS RELEASE

Investor Contact: Thomas Castellano, Catalent, Inc. Jeremy Feffer, Bertner Advisors, LLC 732-537-6325 investors@catalent.com

Catalent, Inc. Adds Gregory T. Lucier to its Board of Directors
SOMERSET, N.J., May 6, 2015 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced that it has added Gregory T. Lucier to its Board of Directors, increasing the size of the Board from seven to eight.
Mr. Lucier served as Chief Executive Officer and Chairman of the Board of Life Technologies Corporation, a global biotechnology company, until it was acquired by Thermo Fisher Scientific, Inc. in February 2014. During Mr. Lucier’s 11 years at Life Technologies, he transformed the company from a small start-up known as Invitrogen in 2003, through the acquisition of Applied Biosystems in 2008, and into a global, world-leading biotechnology firm that by 2014 had nearly $4 billion in sales, industry-leading operating margins and operations in more than 160 countries. He achieved growth and increasing profitability at Life Technologies through a commitment to significant investment in innovation, the acquisition of complementary technologies, and a strong focus on operational excellence.
Prior to Life Technologies, Mr. Lucier was a corporate officer at General Electric Company, where he served in a variety of leadership roles. During his distinguished career, Mr. Lucier has also served as a Director of Carefusion Corporation from August 2009 to March 2015. Currently, Mr. Lucier is serving as Chairman and Interim CEO of NuVasive, Inc., a leading medical technology company focused on transforming spine surgery with minimally disruptive, procedurally integrated solutions.
“We are extremely excited to welcome Greg to our Board,” commented John Chiminski, President and Chief Executive Officer of Catalent, Inc. “Greg’s wealth of executive leadership experience and successful track record in driving both organic and inorganic strategic growth will enable him to be a strong contributor in guiding Catalent’s own continued growth and in strengthening our leadership position.”

Mr. Lucier commented, “I am pleased to join the Catalent Board and expect my experience in building and growing companies to complement the Company’s ongoing strategic efforts. I look forward to working with Catalent’s strong Board and experienced management team as they continue to execute against their compelling market and industry opportunities.”
Mr. Lucier received his Master of Business Administration from Harvard Graduate School of Business Administration; and his Bachelor of Science Degree, with high distinction, in Industrial Engineering from Pennsylvania State University.

About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs approximately 8,000 people, including over 1,000 scientists, at 30 facilities across 5 continents and in fiscal 2014 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J.

More products. Better treatments. Reliably supplied.™
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